Filed Pursuant to Rule 433
Registration No. 333-160515-03
Free Writing Prospectus dated October 22, 2010

$750,000,000
Volkswagen Auto Lease Trust 2010-A
Issuing Entity

Volkswagen Auto Lease/Loan
Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor and Servicer
The depositor has prepared a preliminary prospectus supplement dated October 22, 2010 and prospectus dated October 22, 2010 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard &	Moody’s
	Poor’s Ratings	Investors
	Services	Service, Inc.
Class A-1 Notes	A-1+ (sf)	Prime-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)
It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners

Barclays Capital	Deutsche Bank Securities
BofA Merrill Lynch
Citi
J.P. Morgan
RBS
SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if the legal prospectus delivery period has not expired, you may obtain a paper copy of the prospectus supplement and the prospectus from the depositor or from the underwriters.